As filed with the Securities and Exchange Commission on August 25, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-0554096
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18135 Burke Street, Suite 100 Omaha, Nebraska	68022
(Address of principal executive offices)	(Zip code)

LINDSAY CORPORATION

2025 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Randy A. Wood President and Chief Executive Officer Lindsay Corporation 18135 Burke Street, Suite 100 Omaha, Nebraska 68022	(402) 829-6800
(Name and address of agent for service)	(Telephone number, including area code, of agent for service)

Copies to:

Steven P. Amen

Kutak Rock LLP

1650 Farnam Street

Omaha, Nebraska 68102

(402) 346-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any portions of any such documents that are “furnished” and not deemed “filed” under the Exchange Act and applicable Commission rules):

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November  30, 2024, February  28, 2025, and May 31, 2025;

(c) the Registrant’s Current Reports on Form 8-K filed with the Commission on October 25, 2024, January  13, 2025, and July 23, 2025; and

(d) the description of the Registrant’s common stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing such documents (other than any portions of any such documents that are “furnished” and not deemed “filed” under the Exchange Act and applicable Commission rules).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such officers and directors in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal suit or proceeding, they had no reasonable cause to believe their conduct was unlawful. If the action is brought by or in the right of the corporation, such indemnification may only be provided as long as, in addition to the foregoing, it is not made with respect to any claim, issue or matter as to which such officer or director has been found liable to the corporation, unless such indemnification is approved by the court. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

Pursuant to Article Ninth of the Company’s Restated Certificate of Incorporation, a director of the Company will not be personally liable to the Company or to its stockholders for monetary damages for any breach of fiduciary duty by such director other than liability (i) for any breach of the director’s duty of loyalty, (ii) arising out of acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (relating to the unlawful payments of dividends or redemption of stock) or (iv) arising from a transaction from which the director derived an improper personal benefit. In addition, such Article Ninth provides that the Company may indemnify its officers and directors to the fullest extent authorized by law, including indemnification under statutory or case law or pursuant to indemnity agreements or contracts with such persons.

As permitted by Section 3.15 of its Bylaws, the Company has entered into Indemnification Agreements with each director and executive officer of the Company which provide for indemnity on terms consistent with the foregoing.

As permitted under Section 145 of the DGCL, the Company has purchased and maintains insurance on behalf of directors and officers against any liability asserted against such directors and officers in their capacities as such.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit Number	Description

4(a)	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 14, 2006.

4(b)	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 22, 2023.

4(c)	Specimen Form of Common Stock Certificate, incorporated by reference to Exhibit 4(a) to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2006.

4(d)	Lindsay Corporation 2025 Long-Term Incentive Plan, incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on November 20, 2024.†

5	Opinion of Kutak Rock LLP.*

23(a)	Consent of Kutak Rock LLP (included in its opinion filed as Exhibit 5).*

23(b)	Consent of KPMG LLP.*

24	Powers of Attorney on behalf of Non-Management Directors.*

107	Filing Fee Table.*

*	Filed herewith.
†	Denotes a compensatory plan or arrangement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 25th day of August, 2025.

LINDSAY CORPORATION

By:	/s/ Brian L. Ketcham
Brian L. Ketcham, Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy A. Wood Randy A. Wood	Director, President and Chief Executive Officer (Principal Executive Officer)	August 25, 2025

/s/ Brian L. Ketcham Brian L. Ketcham	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 25, 2025

/s/ Robert E. Brunner * Robert E. Brunner	Chairperson of the Board of Directors	August 25, 2025

/s/ Michael N. Christodolou * Michael N. Christodolou	Director	August 25, 2025

/s/ Pablo Di Si * Pablo Di Si	Director	August 25, 2025

/s/ Mary A. Lindsey * Mary A. Lindsey	Director	August 25, 2025

/s/ Consuelo E. Madere * Consuelo E. Madere	Director	August 25, 2025

/s/ David B. Rayburn * David B. Rayburn	Director	August 25, 2025

* By	/s/ Brian L. Ketcham
Brian L. Ketcham, Attorney-In-Fact